Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-272985) and Form S-8 (No. 333-144140, 333-219798 and 333-260474) of GSI Technology, Inc. (the Company) of our report dated June 5, 2026, relating to the consolidated financial statements of the Company which appears in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.

San Jose, California

June 5, 2026